- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549



                             ---------------------
                                  FORM 8-K/A-1
                             ---------------------


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934




         Date of Report (Date of earliest event reported): April 1, 1996






                              CFI PROSERVICES, INC.
             (Exact name of registrant as specified in its charter)







     Oregon                        0-21980                  93-0704365
(State or other              (Commission  File           (I.R.S. Employer
jurisdiction of                     Number)              Identification No.)
incorporation or
 organization)


400 S.W. Sixth Avenue, Portland, Oregon                         97204
(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code:  503-274-7280
The index to exhibits appears on page 6 of this document
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                              CFI PROSERVICES, INC.
                                    FORM 8-K
                                      INDEX

ITEM     DESCRIPTION                                                       PAGE
- ----     -----------                                                       ----
Item 2.  Acquisition or Disposition of Assets                                3

Item 7.  Financial Statements and Exhibits                                   5

         Independent Auditors' Report - MicroBilt Financial Products
         Division                                                           F-1

         MicroBilt Financial Products Division, Combined Balance Sheets -
         December 31, 1995 and (unaudited) March 31, 1996                   F-2

         MicroBilt Financial Products Division, Combined Statements of Operations - Year Ended December 31, 1995 and (unaudited)
         Three Months Ended March 31, 1995 and 1996                         F-3

         MicroBilt Financial Products Division, Combined Statements of Shareholders' Equity - Year Ended December 31, 1995 and
         (unaudited) Three Months Ended March 31, 1996                      F-4

         MicroBilt Financial Products Division, Combined Statements of
         Cash Flows - Year Ended December 31, 1995 and (unaudited)
         Three Months Ended March 31, 1995 and 1996                         F-5

         MicroBilt Financial Products Division, Notes to Combined
         Financial Statements - Year Ended December 31, 1995 and
         (unaudited) Three Months Ended March 31, 1995 and 1996             F-6

         Report of Independent Public Accountants - Input Creations, Inc.   F-11

         Input Creations, Inc., Balance Sheets - December 31, 1995 and
         (unaudited) March 31, 1996                                         F-12

         Input Creations, Inc., Statements of Income and Retained
         Earnings - For the Year Ended December 31, 1995 and the
         (unaudited) Three Month Periods Ended March 31, 1996 and 1995      F-13

         Input Creations, Inc., Statements of Cash Flows - For
         the Year Ended December 31, 1995 and the (unaudited) Three
         Month Periods Ended March 31, 1996 and 1995                        F-14

         Input Creations, Inc., Notes to Financial Statements - For
         the Year Ended December 31, 1995                                   F-15

         CFI ProServices, Inc. Pro Forma Consolidated Balance Sheet -
         March 31, 1996                                                     PF-1

         CFI ProServices, Inc. Pro Forma Consolidated Statement of
         Operations - Year Ended December 31, 1995                          PF-3

         CFI ProServices, Inc. Pro Forma Consolidated Statement
         of Operations - Three Months Ended March 31, 1996                  PF-4

         CFI ProServices, Inc. Footnotes to Pro Forma Consolidated
         Financial Statements                                               PF-5


Signatures                                                                   7

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

This Form 8-K/A-1 is intended to qualify as an amendment to the Company's Form 8-K dated April 1, 1996 and Form 8-K dated April 17, 1996.

1. As of April 1, 1996, CFI ProServices, Inc. (the "Company") acquired all of the issued and outstanding common stock of OnLine Financial Communication Systems, Inc. ("OnLine") and COIN Banking Systems, Inc. ("COIN"), both Georgia corporations, collectively MicroBilt Financial Products Division. The Stock Sale and Purchase Agreement (the "Agreement") was entered into by the Company with MicroBilt Corporation, a Georgia corporation ("MicroBilt"), which immediately prior to the closing of the Agreement owned 100% of the outstanding common stock of COIN ("COIN Stock"), and First Financial Management Corporation, a Georgia corporation ("FFMC"), which immediately prior to closing the agreement owned 100% of the outstanding common stock of OnLine ("OnLine Stock").

In accordance with the terms of the Agreement, the Company has agreed to pay cash consideration to MicroBilt and FFMC in the aggregate amount of $5,500,000. In addition, the Company has agreed to make certain additional contingent payments to FFMC only. Upon closing the acquisitions, CFI paid $1,363,636 to MicroBilt and paid $636,364 to FFMC. Also at the closing, the Company delivered Promissory Notes to MicroBilt and FFMC for $2,386,364 and $1,113,636, respectively. The principal amount of the Notes, which are not accruing interest, are payable on or before June 29, 1996, and the payments are secured by a Pledge Agreement ("Pledge Agreement") entered into by the Company, MicroBilt and FFMC at closing (MicroBilt and FFMC are collectively referred to herein as the "Shareholders"). The Pledge Agreement provides that in the event the Company fails to pay to Shareholders all amounts due under the Notes, the Shareholders at their option can demand that the Company assign and transfer to them all of the COIN Stock and OnLine Stock purchased by the Company. In the event that the Shareholders make such a demand on the Company, the Company shall be obligated under the Pledge Agreement to transfer to the Shareholders their respective shares of COIN Stock or OnLine Stock upon tender to the Company by the Shareholders of $1,750,000, which represents the aggregate purchase price paid at closing minus $250,000, which will be retained by the Shareholders in full satisfaction of any and all claims that they may have against the Company arising out of the Agreement. Upon return of the COIN Stock and the OnLine Stock and the repayment to the Company, the Agreement would then be null and void between the parties, except with respect to confidentiality obligations of the respective parties.

Pursuant to the Agreement, the Company will also make contingent payments to FFMC on a quarterly basis through March 31, 2001. FFMC shall be paid the following contingent amounts: (i) with respect to those customers who currently license only one OnLine product, $5,000 for each such customer who converts to a corresponding product offered by the Company; and (ii) with respect to those customers who currently license both OnLine's teller product and OnLine's platform product, $2,500 for each customer of OnLine who converts from OnLine's teller product to a corresponding product offered by the Company, and $2,500 for each customer of OnLine who converts from OnLine's platform product to a corresponding product offered by the Company. At least fifty percent of the customer's total branches must convert to a corresponding product of the Company before these contingent amounts are paid to FFMC.

The source of the funds used to pay the purchase price shall be a combination of available cash resources including cash generated by operations and a $5,000,000 revolving line of credit with the Company's principal bank, Bank of America, Oregon. The purchase price of the OnLine Stock and the COIN Stock was determinated by negotiation between the Company, MicroBilt, and FFMC. The purchase of OnLine Stock and COIN Stock has resulted in both OnLine and COIN becoming wholly owned subsidiaries of the Company.

OnLine serves approximately 1,000 financial institutions in the United States with PC-based software solutions for teller stations and platform operations. COIN serves over 150 commercial banks with indirect lending software which automates the receipt and processing of applications from a variety of financial institutions. OnLine and COIN have shared and are expected to continue to share principal executive offices located in Atlanta, Georgia.

Neither OnLine nor COIN own any real property. The Company intends that both OnLine and COIN will continue to utilize their leased facilities and the assets categorized on their respective balance sheets as equipment (primarily computer equipment) in the same manner utilized by OnLine and COIN, respectively, prior to the Company's acquisition of those two companies.

The foregoing descriptions of the Agreement, the Notes, and the Pledge Agreement are qualified by reference to the complete texts of those agreements, together with the exhibits attached thereto. The Agreement was filed as Exhibit 2.1, without the exhibits attached thereto, and the Notes and Pledge Agreement were filed as Exhibits 10.1, 10.2, and 10.3, respectively, to the Company's Current Report on Form 8-K dated April 1, 1996.

Subsequent to executing and closing the Agreement, a dispute over the assets excluded from the acquisitions has arisen between the Company and MicroBilt. The aggregate amount in dispute is approximately $250,000. The parties are currently attempting to resolve this dispute.

2. On April 17, 1996, the Company purchased substantially all of the assets of Input Creations, Inc., a New Jersey corporation ("INPUT"). The Asset Purchase and Sale Agreement, dated effective as of April 1, 1996 (the "Agreement"), was entered into by and among the Company, INPUT, and the shareholders of INPUT (the "Principals"). The assets purchased by the Company (collectively, the "Purchased Assets") include all of INPUT's intellectual property and related licenses and records, all inventory and work in progress of INPUT, all deposits, prepayments, and similar payments made by INPUT in connection with or relating to the Purchased Assets, all rights of INPUT under any confidentiality, noncompetition, proprietary information, or similar agreement between INPUT and any third party, and certain tangible personal property and contracts specifically identified in exhibits to the Agreement. All other assets (including generally all cash, accounts receivable, and notes receivable) were retained by INPUT.

Upon closing the acquisition of the Purchased Assets, the Company paid $1,000,000 in cash ("Initial Payment Amount") to INPUT and placed in escrow with the Company's legal counsel, Farleigh, Wada & Witt, P.C. ("Escrow Agent") an additional $1,000,000 ("Escrow Deposit Amount"). The Escrow Agent has been instructed to deliver to INPUT the Escrow Deposit Amount promptly upon INPUT's delivery to the Company of the LOANscape product in a graphical user environment, in a condition for customer use substantially similar to the condition that INPUT has historically delivered other completed software systems to its customers (the "LOANscape Project"); provided, however, that in no event shall the Escrow Agent deliver to INPUT the Escrow Deposit Amount prior to January 1, 1997. The Company and INPUT have further agreed that in the event that the LOANscape Project is not completed by January 1, 1998, the Escrow Deposit Amount shall be returned to the Company.

In addition to the Initial Payment Amount and the Escrow Deposit Amount referenced above, the Company has agreed to pay INPUT an amount (the "Earnout Amount") equal to 14% of the Earnout Revenues (as defined in the Agreement) received for all of INPUT's Products and Services (as defined in the Agreement) during the period beginning April 1, 1996 and ending March 31, 2001 (the "Earnout Period"); provided, however, at such time during the Earnout Period that the aggregate Earnout Revenues received exceeds $4,000,000, thereafter the Earnout Amount shall equal 7% of the Earnout Revenues received for INPUT's Products and Services. The Company shall pay to INPUT each Earnout Amount within 45 days after the end of each such calendar quarter. Earnout Amounts shall be paid either solely in cash or in a combination of cash and shares of the Company's common stock ("Earnout Shares"), at the

Company's sole discretion; provided, however, that in no event shall the market value of the Earnout Shares exceed 25% of the aggregate Earnout Amounts paid. The Company may elect to issue the Earnout Shares only if the Earnout Shares are registered under the Securities Act of 1933, as amended. The aggregate earnout payments to be received by INPUT or its respective agents and representatives pursuant to the Agreement shall in no event be less than $2,000,000, nor greater than $6,000,000.

Prior to the closing of the acquisition, INPUT occupied office space in Englewood Cliffs, New Jersey, under a lease dated March 1, 1995. The term of the lease expires May 31, 1997, with a five year renewal option and rent at $4,167 per month, with rent having been prepaid through May 31, 1997. In connection with the acquisition, the Company has entered into an agreement with INPUT to sublease (the "Sublease") the offices from INPUT, pursuant to which the Company has agreed to pay the monthly rent obligation as specified under the original lease.

Also in connection with the acquisition, the Company entered into Employment Agreements with all ten persons employed by INPUT as of the closing date. Each of the Employment Agreements contains noncompetition and nonsolicitation restrictions. Salaries and other guarantees to be paid pursuant to these two year Employment Agreements (one single agreement is for a three year term) will be approximately $1,895,500 in the aggregate. This aggregate amount does not include commissions, profit-sharing, and other benefits and performance incentives to which these employees may be entitled pursuant to their individual agreements.

The source of the funds used to pay the purchase price shall be a combination of available cash resources including cash generated by operations and a $5,000,000 revolving line of credit with the Company's principal bank, Bank of America, Oregon. The purchase price for the Purchased Assets was determined by negotiation between the Company, INPUT, and INPUT's Principals.

INPUT's primary product, LOANscape, is a Windows-based product for processing mortgage loans, preparing loan documents, managing customer relationships, providing pipeline and portfolio management, prequalifying borrowers, pricing transactions, and assisting in secondary market activities. INPUT serves some of the largest financial institutions in the United States. The Company intends to continue to use the equipment and other physical property acquired from INPUT to develop the LOANscape Project.

The foregoing descriptions of the Agreement, the Employment Agreements, and the Sublease are qualified by reference to the complete texts of those agreements, together with the exhibits attached thereto. The Agreement was filed as Exhibit 2.1, the form of Employment Agreement (subject to some variation in terms and conditions for individual employees) entered into by each of the INPUT Principals was filed as Exhibit 10.1 and the Sublease was filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated April 17, 1996.


Item 7.  Financial Statements and Exhibits
(a)  Financial Statements of Companies Acquired
     See pages F-1 through F-16

(b)  Pro Forma Financial Statements
     See pages PF-1 through PF-7

(c)  Exhibits

                                                                      SEQUENTIAL
EXHIBIT     DESCRIPTION                                                PAGE NO.
- -------     -----------                                               ----------


2.1         Stock Purchase and Sale Agreement effective April 1,
            1996, by and among MicroBilt Corporation, First
            Financial Management Corporation and CFI ProServices,
            Inc. - previously filed as Exhibit 2.1 with the
            Company's Form 8-K dated April 1, 1996 and as filed with
            the Securities and Exchange Commission on April 16,
            1996.                                                          --

2.2         Asset Purchase and Sale Agreement, effective April 1,
            1996, by and among Input Creations, Inc., its
            shareholders and CFI ProServices, Inc. - previously
            filed as Exhibit 2.1 with the Company's Form 8-K dated
            April 17, 1996 and as filed with the Securities and
            Exchange Commission on May 2, 1996.                            --

10.1        Promissory Note, dated April 1, 1996, in favor of
            MicroBilt, Inc. - previously filed as Exhibit 10.1 with
            the Company's Form 8-K dated April 1, 1996 and as filed
            with the Securities and Exchange Commission on April 16,
            1996.                                                          --

10.2        Promissory Note, dated April 1, 1996, in favor of First
            Financial Management Corporation - previously filed as
            Exhibit 10.2 with the Company's Form 8-K dated April 1,
            1996 and as filed with the Securities and Exchange
            Commission on April 16, 1996.                                  --

10.3        Pledge Agreement, dated April 1, 1996, by and between
            CFI ProServices, Inc. And MicroBilt Corporation and
            First Financial Management - previously filed as Exhibit
            10.3 with the Company's Form 8-K dated April 1, 1996 and
            as filed with the Securities and Exchange Commission on
            April 16, 1996.                                                --

10.4        Business Loan Agreement (Revolving Line of Credit) dated
            November 8, 1995 between CFI ProServices, Inc. and Bank
            of America, Oregon - previously filed as Exhibit 10.4
            with the Company's Form 8-K dated April 1, 1996 and as
            filed with the Securities and Exchange Commission on
            April 16, 1996 and as Exhibit 10.3 with the Company's
            Form 8-K dated April 17, 1996 and as filed with the
            Securities and Exchange Commission on May 2, 1996.             --

10.5        Form of Employment Agreement entered into with former
            employees of Input Creations, Inc. - previously filed as
            Exhibit 10.1 with the Company's Form 8-K dated April 17,
            1996 and as filed with the Securities and Exchange
            Commission on May 2, 1996.                                     --

10.6        Sublease by and among Input Creations, Inc. and CFI
            ProServices, Inc. - previously filed as Exhibit 10.2
            with the Company's Form 8-K dated April 17, 1996 and as
            filed with the Securities and Exchange Commission on May
            2, 1996.                                                       --

23.1        Consent of Deloitte & Touche LLP.                              --

23.2        Consent of Arthur Andersen LLP.                                --

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.

                                        CFI PROSERVICES, INC.



Date:  June 14, 1996                    By  /s/ Matthew W. Chapman
                                            ----------------------
                                        Matthew W. Chapman
                                        Chairman and Chief Executive Officer
                                        (Principal Executive Officer)



Date:  June 14, 1996                    By  /s/ Fred Hall
                                            ----------------------
                                        Fred Hall
                                        Vice President and Chief Financial
                                          Officer
                                        (Principal Financial and Accounting
                                          Officer)

INDEPENDENT AUDITORS' REPORT


To: MicroBilt Financial Products Division, a division of First Data Corporation

We have audited the accompanying combined balance sheet of OnLine Financial Communication Systems, Inc. and COIN Banking Systems, Inc. (indirect wholly owned subsidiaries of First Data Corporation, collectively "MicroBilt Financial Products Division") as of December 31, 1995, and the related combined statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of MicroBilt Financial Products Division as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
ATLANTA, GEORGIA
MAY 31, 1996

MICROBILT FINANCIAL PRODUCTS DIVISION
COMBINED BALANCE SHEETS


ASSETS                                                                                                                 MARCH 31,
                                                                                                      DECEMBER 31,        1996
CURRENT ASSETS:                                                                                           1995        (UNAUDITED)
                                                                                                      ------------    -----------
Cash                                                                                                      $160,945       $147,998
Accounts receivable
   Billed, net of allowance for doubtful accounts of $300,000 and $379,620, respectively                   728,783      1,250,146
   Unbilled receivables                                                                                    308,253        308,253
Prepaid expenses                                                                                            44,740         29,829
Deferred taxes                                                                                             585,174        585,174
                                                                                                      ------------   ------------
TOTAL CURRENT ASSETS                                                                                     1,827,895      2,321,400


PROPERTY AND EQUIPMENT:
Computer equipment and software                                                                          2,206,766      2,208,576
Office furniture and fixtures                                                                              796,561        796,561
                                                                                                      ------------   ------------
TOTAL PROPERTY AND EQUIPMENT                                                                             3,003,327      3,005,137

Less Accumulated depreciation                                                                            2,145,796      2,230,512
                                                                                                      ------------   ------------
NET PROPERTY AND EQUIPMENT                                                                                 857,531        774,625

SOFTWARE DEVELOPMENT COST, NET OF ACCUMULATED AMORTIZATION OF $587,059 AND $686,059, RESPECTIVELY          986,459        887,459

OTHER ASSETS                                                                                                 8,708          6,735
                                                                                                      ------------   ------------

TOTAL ASSETS                                                                                            $3,680,593     $3,990,219
                                                                                                      ------------   ------------
                                                                                                      ------------   ------------


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                                                          $281,251       $273,494
Customer deposits                                                                                          171,053        543,419
Deferred revenue                                                                                         1,219,933      1,104,122
Accrued liabilities                                                                                        201,912        302,435
                                                                                                      ------------   ------------
TOTAL CURRENT LIABILITIES                                                                                1,874,149      2,223,470

LONG-TERM DEFERRED TAXES                                                                                   179,203        206,249

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Preferred Stock                                                                                          1,000,000      1,000,000
Common Stock                                                                                                 2,500          2,500
Net advances to parent company                                                                          (1,557,532)    (1,674,279)
Retained earnings                                                                                        2,182,273      2,232,279
                                                                                                      ------------   ------------
TOTAL SHAREHOLDERS' EQUITY                                                                               1,627,241      1,560,500
                                                                                                      ------------   ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                              $3,680,593     $3,990,219
                                                                                                      ------------   ------------
                                                                                                      ------------   ------------



SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.


MICROBILT FINANCIAL PRODUCTS DIVISION                                   THREE MONTHS ENDED
COMBINED STATEMENTS OF OPERATIONS                     YEAR ENDED             MARCH 31,
                                                      DECEMBER 31,      1995           1996
                                                         1995               (UNAUDITED)
                                                      ------------   -------------------------
REVENUE
Software License Fees                                 $6,982,865     $1,510,218     $1,423,649
Professional Services                                  1,579,792        537,820        343,670
Maintenance and Support                                2,925,711        688,414        643,238
Other Revenues                                           181,417         71,074         29,605
                                                      ----------     ----------     ----------

TOTAL REVENUE                                         11,669,785      2,807,526      2,440,162
                                                      ----------     ----------     ----------

COST AND EXPENSES:

Cost of revenue                                        4,266,066      1,211,945        899,878
Impairment of capitalized software development costs     800,000
Sales and marketing                                    1,664,805        220,827        345,188
Product development                                    1,412,278        496,226        528,640
General and administrative                             3,845,747      1,067,710        589,405
                                                      ----------     ----------     ----------

INCOME (LOSS) BEFORE TAXES                              (319,111)      (189,182)        77,051

INCOME TAX EXPENSE (BENEFIT)                            (111,977)       (66,403)        27,045
                                                      ----------     ----------     ----------

NET INCOME (LOSS)                                      ($207,134)     ($122,779)       $50,006
                                                      ----------     ----------     ----------
                                                      ----------     ----------     ----------



SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

MICROBILT FINANCIAL PRODUCTS DIVISION
COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                            NET ADVANCES
                                             PREFERRED STOCK             COMMON STOCK        TO PARENT     RETAINED
                                           SHARES       AMOUNT       SHARES        AMOUNT     COMPANY      EARNINGS       TOTAL
                                          ----------------------     ---------------------  ------------  ----------   ----------
DECEMBER 31, 1994                         1,000,000   $1,000,000      251,000       $2,500   $1,954,964   $2,389,407   $5,346,871

Change in net advances to parent company                                                     (3,512,496)               (3,512,496)
 (unaudited)
Net loss for the period                                                                                     (207,134)    (207,134)
                                          ----------------------    ----------------------   ----------   ----------   ----------
DECEMBER 31, 1995                         1,000,000    1,000,000      251,000        2,500   (1,557,532)   2,182,273    1,627,241

Change in net advances to parent company                                                       (116,747)                 (116,747)
 (unaudited)
Net income for the period (unaudited)                                                                         50,006       50,006
                                          ----------------------    ----------------------   ----------   ----------   ----------

MARCH 31, 1996 (UNAUDITED)                1,000,000   $1,000,000      251,000       $2,500  ($1,674,279)  $2,232,279   $1,560,500
                                          ----------------------    ----------------------   ----------   ----------   ----------
                                          ----------------------    ----------------------   ----------   ----------   ----------



SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.


MICROBILT FINANCIAL PRODUCTS DIVISION
COMBINED STATEMENTS OF CASH FLOWS                                                                            THREE MONTHS ENDED
                                                                                         YEAR ENDED               MARCH 31,
                                                                                         DECEMBER 31,       1995           1996
                                                                                             1995                (UNAUDITED)
                                                                                         ------------   --------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME (LOSS)                                                                         ($207,134)     ($122,779)       $50,006
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
 Depreciation and amortization                                                              720,659        143,467        183,096
 Impairment of capitalized software development costs                                       800,000
 Deferred income taxes                                                                     (111,977)       (66,403)        27,046
 (Increase) decrease in assets:
   Accounts receivable                                                                    3,728,017      2,150,819       (521,363)
   Prepaid expenses                                                                         (17,744)       (36,545)        16,884
 Increase (decrease) in liabilities:
   Accounts payable                                                                         169,051        (41,802)        (7,757)
   Customer deposits                                                                       (110,200)      (151,045)       372,366
   Deferred revenue                                                                        (302,579)      (327,424)      (115,811)
   Accrued expenses                                                                        (152,096)        (2,380)       100,523
                                                                                          ---------      ---------      ---------

     TOTAL ADJUSTMENTS                                                                    4,723,131      1,668,687         54,984
                                                                                          ---------      ---------      ---------
NET CASH PROVIDED BY OPERATIONS                                                           4,515,997      1,545,908        104,990


CASH FLOWS FROM INVESTING ACTIVITIES:

Capitalized software development cost                                                      (455,652)       (61,914)
Expenditures for property and equipment                                                    (139,555)       (80,723)        (1,190)
                                                                                          ---------      ---------      ---------

NET CASH USED IN INVESTING ACTIVITIES                                                      (595,207)      (142,637)        (1,190)

CASH FLOWS FROM FINANCING ACTIVITIES:

 Transfer of property from MicroBilt                                                       (396,600)
 Net cash transferred to parent company                                                  (3,512,496)    (1,340,089)      (116,747)
                                                                                          ---------      ---------      ---------
NET CASH USED IN FINANCING ACTIVITIES                                                    (3,909,096)    (1,340,089)      (116,747)
                                                                                          ---------      ---------      ---------
NET INCREASE (DECREASE) IN CASH                                                              11,694         63,182        (12,947)

CASH, AT BEGINNING OF PERIOD                                                                149,251        149,251        160,945
                                                                                          ---------      ---------      ---------

CASH, AT END OF PERIOD                                                                     $160,945       $212,433       $147,998
                                                                                          ---------      ---------      ---------


SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

NOTES TO THE COMBINED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1995 AND (UNAUDITED) THREE MONTHS ENDED MARCH 31, 1995 AND 1996
________________________________________________________________


1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF THE BUSINESS

OnLine Financial Communication Systems, Inc. and COIN Banking Systems, Inc. (collectively referred to hereinafter as "MicroBilt Financial Products Division") are subsidiaries of MicroBilt Corporation, a wholly-owned subsidiary of First Data Corporation ("FDC").

MicroBilt Financial Products Division develops, sells and services software used by financial institutions. Products include software which provides automation for transaction processing systems focusing on bank branches and loan origination and documentation software. These products have historically been sold principally to financial institutions within the United States. However, MicroBilt Financial Products Division markets and sells certain products internationally.

BASIS OF COMBINATION

The accompanying combined financial statements include the accounts of MicroBilt Financial Product Division. All material intercompany balances and transactions have been eliminated from the financial statements.

REVENUE RECOGNITION

Revenues from software license fees derived from end users are recognized when no further significant obligations exist. Revenues for software license fees derived from third party distributors are recognized when the related software is delivered. Other revenues from software license fees derived from end users are recognized by the percentage of completion method measured by identified contract milestones achieved relative to the total contract value. Revenues from professional services are recognized when the services have been performed. Revenues from maintenance and support contracts are deferred and recognized ratably over the term of the service period.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the individual assets, which ranges from three to seven years. Expenditures for repairs and maintenance are charged to current operations, and costs related to renewals and improvements that add significantly to the useful life of an asset are capitalized. The costs of assets retired or sold, together with the related accumulated depreciation, are removed from the accounts, and any gain or loss on disposal is credited or charged to earnings.

CAPITALIZED SOFTWARE

The cost of internally developed software is capitalized in accordance with Statement of Financial Accounting Standards Number 86, "Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed." These costs are amortized on a straight-line basis over an estimated useful life of four years. Amortization of internally developed software for the period ended December 31, 1995 was $342,000. It is reasonably possible that estimates of anticipated future gross revenues, the remaining estimated economic life of such software development cost, or both will be reduced in the near term due to competitive pressure. As a result, the carrying amount of software development cost may be reduced materially in the near term.

INCOME TAXES

The MicroBilt Financial Products Division has adopted Statement of Financial Accounting Standards Number 109, "Accounting for Income Taxes" (SFAS No. 109). This pronouncement requires deferred tax assets and liabilities to be valued using the enacted tax rates expected to be in effect when the temporary
differences are recovered or settled.   Income taxes have been allocated to the
Microbilt Financial Products Division for purposes of these combined financial statements as if it were a separate taxpayer.

NET ADVANCES TO PARENT COMPANY

The net advances to parent company represents cumulative net advances to FDC as a result of transactions with or on behalf of the Microbilt Financial Products Division. Net amounts advanced to FDC are not to be repaid and have been classified as a component of shareholders' equity in the accompanying combined balance sheets.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL STATEMENTS

The combined financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996, are not necessarily indicative of results that may be expected for the entire year.

2.   RELATED PARTY TRANSACTIONS

MicroBilt Corporation charges the MicroBilt Financial Products Division for certain services including financial, legal, and tax services, employee benefits programs (medical coverage, defined contribution retirement plan, etc.), procurement and shipping services, accounting and internal audit services, and liability insurance coverage. Management believes such charges were reasonable. The total cost for these services in 1995 was $2,419,000 and three months ended March 31, 1995 and 1996 were $656,000 and $278,000, respectively.



3.   INCOME TAXES

The income tax benefit is as follows for year ended December 31, 1995:

Current Tax Benefit                           $      -
Deferred Benefit                               111,977
                                              --------
Total Benefit                                 $111,977
                                              --------
                                              --------

The reconciliation of the statutory Federal income tax rate to the effective income tax rate is as follows for year ended December 31, 1995

Federal statutory rate                                  34.0%
State income taxes net of Federal benefits               4.5
Disallowance of meals and entertainment expenses        (3.3)
Other                                                   (0.1)
                                                        -----
                                                        35.1%
                                                        -----
                                                        -----

Deferred tax assets and (liabilities) are comprised of the following components at December 31, 1995:

Current deferred tax asset:
Allowance for doubtful accounts                       $115,500
Deferred revenues                                      469,674
                                                     ---------
Total current deferred tax asset                      $585,174
                                                      --------
                                                      --------

Long term deferred tax (liability):
Book versus tax depreciation                         ($135,997)
Software development costs                            (379,787)
Net operating loss carryforwards                       336,581
                                                      --------
                                                      --------

Total long-term deferred tax (liability)             ($179,203)
                                                      --------
                                                      --------
At December 31, 1995, for Federal tax return reporting purposes, MicroBilt Financial Products Division has approximately $874,237 of regular tax loss carryovers that expire in the year 2005. The Tax Reform Act of 1986 contains provisions which limit the net operating loss carryovers available to be used in any given year in the event of certain circumstances including significant changes in ownership interest. MicroBilt Financial Products Division is limited to using approximately $152,000 of net operating loss carryovers per year. Management believes it is more likely than not that future taxable income will be sufficient to realize fully the benefits of the deferred tax assets, and the realization of tax loss carryforwards is more likely than not. As such, no valuation allowance has been recorded.

4.   IMPAIRMENT CHARGE

At December 31, 1995, the MicroBilt Financial Products Division recognized a capitalized software development cost impairment charge of $800,000 relating to a graphical software product developed by OnLine and released in November 1995. Based upon the market acceptance of the product subsequent to release, OnLine significantly reduced its estimate of the products future cash flows and, accordingly, recorded the $800,000 impairment charge.

5.   OPERATING LEASES

During most of 1995, the MicroBilt Financial Products Division occupied office space that was leased by MicroBilt Corporation. The rent expense associated with this space was allocated to the MicroBilt Financial Products Division by MicroBilt Corporation. Total rent expense was $297,000 for the year ended December 31, 1995.

In November 1995, MicroBilt entered into a new lease agreement whereby the space occupied by the MicroBilt Financial Products Division was segregated. The MicroBilt Financial Products Division pays the rent expense associated with their portion of the lease. Future minimum lease payments under the noncancelable lease agreement during years subsequent to December 31, 1995 are as follows:

1996                           $   792,000
1997                               816,000
1998                               840,000
1999                               866,000
2000                               815,000
                               -----------

TOTAL MINIMUM LEASE PAYMENTS    $4,129,000
                                ----------
                                ----------


6.   SHAREHOLDERS' EQUITY

The authorized capital stock for each corporation comprising the MicroBilt Financial Products Division is as follows at December 31, 1995:

     OnLine Financial Communication Systems, Inc. ("OnLine"), no par value, authorized 1,000 common shares, issued and outstanding 1,000 shares

     COIN Banking Systems, Inc. ("COIN"), $.01 par value, authorized 2,000,000 common shares, issued and outstanding 250,000 shares; $1 par value, authorized 1,000,000 shares of Series A Preferred Stock, issued and outstanding 1,000,000 shares


7.   SUBSEQUENT EVENT

On April 1, 1996, all of the outstanding stock of OnLine and COIN was acquired by CFI ProServices, Inc. ("CFI") for $5,500,000 and contingent future payments. Subsequent to executing and closing this agreement, a dispute over the assets excluded from the acquisition has arisen between CFI and MicroBilt Corporation. The aggregate amount in dispute is approximately $250,000. The parties are currently attempting to resolve this dispute.

                    Report of Independent Public Accountants


To the Board of Directors and Shareholders of Input Creations, Inc.:

We have audited the accompanying balance sheet of Input Creations, Inc. (a New Jersey corporation) as of December 31, 1995, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Input Creations, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                         Arthur Andersen LLP

Portland, Oregon,
  June 1, 1996

                              INPUT CREATIONS, INC.

                                 BALANCE SHEETS

                                     ASSETS



                                                     December 31,     March 31,
                                                         1995           1996
                                                     ------------   -----------
                                                                    (Unaudited)
CURRENT ASSETS:
  Cash                                                   $206,382    $  201,166
  Accounts receivable, net of allowance for
    doubtful accounts of $40,000                          406,000       546,000
  Notes receivable                                         15,590        15,590
  Prepaid expenses                                         63,177        50,677
                                                         --------    ----------
          Total current assets                            691,149       813,433
                                                         --------    ----------
PROPERTY AND EQUIPMENT:
  Computer equipment and software                         125,303       154,110
  Office furniture and fixtures                            30,400        30,400
                                                         --------    ----------
                                                          155,703       184,510
  Less- Accumulated depreciation                           81,760        87,562
                                                         --------    ----------
          Net property and equipment                       73,943        96,948

SOFTWARE DEVELOPMENT COSTS, NET                            92,000        84,333

OTHER ASSETS                                               10,933        10,933
                                                         --------    ----------
          Total assets                                   $868,025    $1,005,647
                                                         ========    ==========


                      LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES:
  Accounts payable                                       $ 10,806    $    2,463
  Accrued liabilities                                      52,106        24,099
  Deferred revenue                                        165,550       165,550
                                                         --------    ----------
          Total current liabilities                       228,462       192,112
                                                         --------    ----------
SHAREHOLDERS' EQUITY:
  Common stock, 1,000 shares authorized, 100 shares
    issued and outstanding                                  7,800         7,800
  Retained earnings                                       631,763       805,735
                                                         --------    ----------
          Total shareholders' equity                      639,563       813,535
                                                         --------    ----------
          Total liabilities and shareholders'
            equity                                       $868,025    $1,005,647
                                                         ========    ==========


      The accompanying notes are an integral part of these balance sheets.

                              INPUT CREATIONS, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS



                                                        Three Months Ended
                                     Year Ended        ----------------------
                                     December 31,      March 31,    March 31,
                                        1995             1995         1996
                                     ------------      ---------    ---------
                                                             (Unaudited)
REVENUE:
  Professional services                $1,191,692     $  521,306     $524,769
                                       ----------     ----------     --------
          Total revenue                 1,191,692        521,306      524,769

COST OF REVENUE                           807,261        196,314      132,686
                                       ----------     ----------     --------
          Gross profit                    384,431        324,992      392,083

GENERAL AND ADMINISTRATIVE
 EXPENSES                                 256,792         18,987      105,275

PRODUCT DEVELOPMENT                        99,000         24,750       16,232
                                       ----------     ----------     --------
NET INCOME                                 28,639        281,255      270,576

RETAINED EARNINGS AT BEGINNING
 OF PERIOD                                957,096        957,096      631,763

SHAREHOLDERS' DIVIDENDS                  (353,972)      (126,270)     (96,604)
                                       -----------    ----------     --------
RETAINED EARNINGS AT END OF PERIOD     $  631,763     $1,112,081     $805,735
                                       -----------    ----------     --------
                                       -----------    ----------     --------


        The accompanying notes are an integral part of these statements.

                              INPUT CREATIONS, INC.

                            STATEMENTS OF CASH FLOWS



                                                       Three Months Ended
                                        Year Ended    ---------------------
                                       December 31,   March 31,    March 31,
                                           1995          1995         1996
                                       ------------   ---------    --------
                                                            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                            $  28,639      $ 281,255    $ 270,576
  Adjustments to reconcile net income
    to net cash provided by operating
    activities-
      Depreciation and amortization        11,934          2,577       13,469
      (Increase) decrease in assets:
        Accounts receivable               607,866        168,945     (140,000)
        Notes receivable                   92,088            -            -
        Prepaid expenses                  (62,837)       (99,660)      12,500
        Other assets                       (8,333)        (8,333)         -
      Increase (decrease) in
       liabilities:
        Accounts payable                     (194)          -          (8,343)
        Accrued liabilities              (125,103)       (83,785)     (28,007)
        Deferred revenue                  165,550           -            -
                                        ---------      ---------    ---------
          Total adjustments               680,971        (20,256)    (150,381)
                                        ---------      ---------    ---------
          Net cash provided
           by operating activities
                                          709,610        260,999      120,195
                                        ---------      ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for property
   and equipment                          (80,908)        (2,689)     (28,807)
  Software development costs
   capitalized                            (92,000)           -           -
                                        ---------       ---------   ---------
          Net cash used in investing
            activities                   (172,908)        (2,689)     (28,807)
                                        ---------       ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Shareholders' dividends                (353,972)      (126,270)     (96,604)
                                        ---------      ---------    ---------
          Net cash used in financing
            activities                   (353,972)      (126,270)     (96,604)
                                        ---------      ---------    ---------
NET INCREASE (DECREASE) IN CASH           182,730        132,040       (5,216)

CASH, beginning of period                  23,652         23,652      206,382
                                        ---------      ---------    ---------
CASH, end of period                     $ 206,382      $ 155,692    $ 201,166
                                        ---------      ---------    ---------
                                        ---------      ---------    ---------


        The accompanying notes are an integral part of these statements.

                              INPUT CREATIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995


1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF BUSINESS

Input Creations, Inc. (the Company) develops, sells and services software. The services and products are provided to mortgage, health care, advertising and entertainment companies worldwide. The Company was founded in 1980.

REVENUE RECOGNITION

Revenue is recognized when services have been performed or a product has been delivered. Revenue is deferred until any significant uncertainty about customer acceptance is resolved.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives for purposes of financial reporting, which is three to seven years. Maintenance and repairs are expensed as incurred. Depreciation expense for the year ended December 31, 1995 was $11,934.

SOFTWARE

The cost of internally developed software which meet the criteria in Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," are capitalized. These costs will be amortized on a straight-line basis over an estimated economic life of three years. For the year ended December 31, 1995, there was no amortization expense related to capitalized software development costs.

INCOME TAXES

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions the Company does not pay federal or state corporate income taxes on its taxable income and is not allowed a net operating loss carryover or carryback as a deduction. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the Company's taxable income.

USE OF ESTIMATES

Management makes estimates and assumptions when preparing the financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the amounts reported in the accompanying financial statements and notes thereto. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

As of December 31, 1995, four customers in the entertainment, advertising, health care and mortgage industries accounted for approximately 26, 18, 15 and 11 percent, respectively, of accounts receivable. Historically, the Company has not incurred any significant losses related to accounts receivable. The Company does not obtain security interests in their receivables.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of accounts receivable, notes receivable, accounts payable and accrued liabilities. As of December 31, 1995, because of their short-term nature, the fair value of the Company's financial instruments approximated the carrying value.

UNAUDITED INTERIM FINANCIAL STATEMENTS

The financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for the entire year.

2.  OPERATING LEASES:

The Company leases facilities under an operating lease, with a term of two years. Rent has been prepaid through the end of the lease, May 31, 1997. Total lease expense for the year ended December 31, 1995 was $37,503.

3.  MAJOR CUSTOMER:

Two customers in the mortgage and health care industries accounted for approximately 60 and 19 percent, respectively, of the Company's revenue in 1995.

4.  RELATED PARTY TRANSACTIONS:

The Company has a loan receivable of $15,590 at December 31, 1995 from the majority shareholder of the Company. The balance is net of $92,085 of repayments made in 1995. Cost of revenues for the year ended December 31, 1995 includes $51,673 of consulting expenses paid to a shareholder's brother.

5.  SUBSEQUENT EVENT:

In April 1996, the Company was acquired by CFI ProServices, Inc., in an acquisition to be accounted for as a purchase.

(b) PRO FORMA FINANCIAL INFORMATION

                                CFI ProServices, Inc.
                         Pro Forma Consolidated Balance Sheet
                                    March 31, 1996
                                     (Unaudited)


                                                               MicroBilt                                          CFI
                                                     CFI       Financial    Input                             ProServices,
                                                 ProServices,  Products   Creations,                              Inc.
(Dollars in Thousands)                               Inc.      Division      Inc.      Adjustments             Pro Forma
                                                 ------------  ---------  ----------  -------------           ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                       $   7,053    $    148   $       -   $  (4,508) a.           $   2,693
  Short-term investments                              1,762           -           -           -                   1,762
  Accounts receivable, net                           10,463       1,558           -           -                  12,021
  Inventory                                             198           -           -           -                     198
  Deferred tax asset                                    445         585           -           -                   1,030
  Prepaid expenses and other current
  assets                                              1,294          30           -           -                   1,324
                                                  ---------   ---------   ---------   ---------               ---------
    Total Current Assets                             21,215       2,321           -      (4,508)                 19,028

PROPERTY AND EQUIPMENT, NET                           3,067         775          97           -                   3,939
SOFTWARE DEVELOPMENT COSTS, NET                       5,062         887          84        (153) b.               5,880
PURCHASED SOFTWARE COSTS, NET                           733           -           -           -                     733
OTHER INTANGIBLES, NET                                2,934           -           -       2,424  c.               5,358
LONG-TERM DEFERRED TAX ASSET                              -           -           -         914  b., d., e.         914
OTHER ASSETS                                            353           7           -           -                     360
                                                  ---------   ---------   ---------   ---------               ---------
  Total Assets                                    $  33,364    $  3,990    $    181   $  (1,323)              $  36,212
                                                  ---------   ---------   ---------   ---------               ---------
                                                  ---------   ---------   ---------   ---------               ---------


                                CFI ProServices, Inc.
                         Pro Forma Consolidated Balance Sheet
                                    March 31, 1996
                                     (Unaudited)



                                                                MicroBilt                              CFI
                                                     CFI        Financial    Input                 ProServices,
                                                 ProServices,   Products   Creations,                  Inc.
(Dollars in Thousands)                               Inc.       Division      Inc.     Adjustments  Pro Forma
                                                 ------------ ----------- ----------- ------------ ------------
LIABILITIES
CURRENT LIABILITIES
  Accounts payable                                $     801   $     274   $       -   $       -     $   1,075
  Accrued expenses                                    3,262           -           -           -         3,262
  Deferred revenues                                   5,890       1,104         166           -         7,160
  Customer deposits                                     842         543           -           -         1,385
  Notes payable                                       1,084           -           -       3,500  f.     4,584
  Other current liabilities                             310         303           -           -           613
                                                  ---------   ---------   ---------   ---------     ---------
    Total Current Liabilities                        12,189       2,224         166       3,500        18,079

DEFERRED TAX LIABILITY                                  965         206           -      (1,171) e.         -
OTHER LONG-TERM LIABILITIES                             275           -           -       1,533  g.     1,808
                                                  ---------   ---------   ---------   ---------     ---------
    Total Liabilities                                13,429       2,430         166       3,862        19,887
MANDATORILY REDEEMABLE PREFERRED
  STOCK, CLASS A                                        734           -           -           -           734
SHAREHOLDERS' EQUITY                                      -
  Common Stock, no par value, 10,000,000
  shares authorized and 4,645,593
  shares issued and outstanding                      15,856           -           -           -        15,856
  Retained earnings (deficit)                         3,345           -           -      (3,610) h.      (265)
                                                  ---------   ---------   ---------   ---------     ---------
  Total Shareholders' Equity                         19,201           -           -      (3,610)       15,591
  Total Liabilities and Shareholders'
                                                  ---------   ---------   ---------   ---------     ---------
    Equity                                       $   33,364   $   2,430   $     166   $     252     $  36,212
                                                  ---------   ---------   ---------   ---------     ---------
                                                  ---------   ---------   ---------   ---------     ---------


                                CFI ProServices, Inc.
                    Pro Forma Consolidated Statement of Operations
                         For the Year Ended December 31, 1995
                                     (Unaudited)


                                                                MicroBilt                              CFI
                                                      CFI       Financial    Input                 ProServices,
                                                  ProServices,  Products   Creations,                  Inc.
(In thousands, except per share data)                 Inc.      Division       Inc.    Adjustments  Pro Forma
                                                  ------------  ---------  ----------  ----------- ------------
REVENUE
  Software license fees                              18,918       6,983           -           -      25,901
  Service and Support                                15,060       4,506       1,192           -      20,758
  Other                                               2,798         181           -           -       2,979
                                                  ---------   ---------   ---------   ---------   ---------
  Total Revenue                                      36,776      11,670       1,192           -      49,638
COST OF REVENUE                                      12,015       4,266         807         273  i.  17,361
IMPAIRMENT OF CAPITALIZED SOFTWARE COSTS                  -         800           -        (800) k.       -
                                                  ---------   ---------   ---------   ---------   ---------
  Gross Profit                                       24,761       6,604         385         527      32,277
OPERATING EXPENSES
  Sales and marketing                                 9,558       1,665           -           -      11,223
  Product development                                 6,356       1,412          99           -       7,867
  General and administrative                          4,295       3,846         257         346  j.   8,744
  Acquired in-process research and
  development and restructuring                       4,549           -           -           -       4,549
                                                  ---------   ---------   ---------   ---------   ---------
  Total Operating Expenses                           24,758       6,923         356         346      32,383
                                                  ---------   ---------   ---------   ---------   ---------
  Income (Loss) From Operations                           3        (319)         29         181        (106)
NON-OPERATING INCOME (EXPENSE)
  Interest expense                                       (3)          -           -        (107) l.    (110)
  Interest income                                       490           -           -        (270) m.     220
  Other, net                                              -           -           -           -           -
                                                  ---------   ---------   ---------   ---------   ---------
  Total Non-operating Income                            487           -           -        (377)        110
                                                  ---------   ---------   ---------   ---------   ---------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES         490        (319)         29        (196)          4
PROVISION FOR (BENEFIT FROM) INCOME TAXES               167        (112)          -         (15) n.      40
                                                  ---------   ---------   ---------   ---------   ---------
NET INCOME (LOSS)                                       323        (207)         29        (181)        (36)
PREFERRED STOCK DIVIDEND                                 97           -           -           -          97
                                                  ---------   ---------   ---------   ---------   ---------
NET INCOME (LOSS) APPLICABLE TO COMMON                  226        (207)         29        (181)       (133)
                                                  ---------   ---------   ---------   ---------   ---------
                                                  ---------   ---------   ---------   ---------   ---------
NET INCOME (LOSS) PER SHARE                            0.05           -           -           -       (0.03)
                                                  ---------   ---------   ---------   ---------   ---------
                                                  ---------   ---------   ---------   ---------   ---------
SHARES USED IN PER SHARE CALCULATIONS                 4,877           -           -           -       4,877
                                                  ---------   ---------   ---------   ---------   ---------
                                                  ---------   ---------   ---------   ---------   ---------


                                CFI ProServices, Inc.
                    Pro Forma Consolidated Statement of Operations
                      For the Three Months Ended March 31, 1996
                                     (Unaudited)


                                                                MicroBilt                              CFI
                                                      CFI       Financial    Input                 ProServices,
                                                  ProServices,  Products   Creations,                  Inc.
(In thousands, except per share data)                 Inc.      Division       Inc.    Adjustments  Pro Forma
                                                  ------------  ---------  ----------  ----------- ------------
REVENUE
  Software license fees                            $  6,000     $ 1,424    $      -    $      -    $  7,424
  Service and Support                                 4,174         987         525           -       5,686
  Other                                                 834          29           -           -         863
                                                  ---------   ---------   ---------   ---------   ---------
  Total Revenue                                      11,008       2,440         525           -      13,973
COST OF REVENUE                                       3,715         900         133          68  i.   4,816
                                                  ---------   ---------   ---------   ---------   ---------
  Gross Profit                                        7,293       1,540         392         (68)      9,157
OPERATING EXPENSES
  Sales and marketing                                 2,802         345           -           -       3,147
  Product development                                 2,008         529          16                   2,553
  General and administrative                          1,080         589         105          87  j.   1,861
                                                  ---------   ---------   ---------   ---------   ---------
  Total Operating Expenses                            5,890       1,463         121          87       7,561
                                                  ---------   ---------   ---------   ---------   ---------
  Income (Loss) From Operations                       1,403          77         271        (155)      1,596
NON-OPERATING INCOME (EXPENSE)
  Interest expense                                       (7)          -           -         (27) l.     (34)
  Interest income                                       117           -           -         (68) m.      49
  Other, net                                              2           -           -           -           2
                                                  ---------   ---------   ---------   ---------   ---------
  Total Non-operating Income                            112           -           -         (95)         17
                                                  ---------   ---------   ---------   ---------   ---------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES       1,515          77         271        (250)      1,613
PROVISION FOR (BENEFIT FROM) INCOME TAXES               622          27           -          22 n.      671
                                                  ---------   ---------   ---------   ---------   ---------
NET INCOME (LOSS)                                       893          50         271        (272)        942
PREFERRED STOCK DIVIDEND                                 24           -           -           -          24
                                                  ---------   ---------   ---------   ---------   ---------
NET INCOME (LOSS) APPLICABLE TO COMMON             $    869     $    50    $    271    $   (272)   $    918
                                                  ---------   ---------   ---------   ---------   ---------
                                                  ---------   ---------   ---------   ---------   ---------
NET INCOME PER SHARE                               $   0.18     $     -    $      -    $      -    $   0.19
                                                  ---------   ---------   ---------   ---------   ---------
                                                  ---------   ---------   ---------   ---------   ---------
SHARES USED IN PER SHARE CALCULATIONS                4,881            -           -           -       4,881
                                                  ---------   ---------   ---------   ---------   ---------
                                                  ---------   ---------   ---------   ---------   ---------


                              CFI ProServices, Inc.
            Footnotes to Pro Forma Consolidated Financial Statements
                                   (Unaudited)
                                 (in thousands)

1.  BASIS OF PRESENTATION

The accompanying unaudited pro forma financial statements have been prepared to present the effect of the acquisition by the Company of MicroBilt Financial Products Division ("MFPD") and INPUT. The pro forma financial statements have been prepared based upon the historical financial statements of the Company, MFPD and INPUT as if the acquisition had occurred at March 31, 1996 and at the beginning of the respective periods.

The Pro Forma Consolidated Balance Sheet was prepared using only those assets and liabilities of MFPD and INPUT that were purchased by the Company.

The Pro Forma Consolidated Statements of Operations were prepared without the impact of the write-off of acquired in-process research and development and the related tax benefits of $5.6 million and $2.0 million, respectively, related to the purchase of MFPD and INPUT as described in this Form 8-K/A-1. Such amounts were not included as the write-off would not have an on-going effect on normal operations of the Company.

The pro forma consolidated statements do not include the results of operations or the financial position of two other acquisitions, National Systems Research Co. and Pathways Software, Inc., as reported by the Company under Item 5. in its Form 8-K dated April 17, 1996, as neither company is considered a significant subsidiary either individually or in the aggregate.

The Pro Forma Consolidated Statements of Operations may not be indicative of the results of operations that actually would have occurred if the transactions had been in effect as of the beginning of the respective periods nor do they purport to indicate the results of future operations of the Company. The pro forma financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's 1995 Annual Report on Form 10-K and the audited financial statements and notes thereto for MFPD and INPUT included elsewhere in this report of Form 8-K/A-1. Management believes that all adjustments necessary to present fairly such pro forma financial statements have been made based on the terms and structure of the transaction.


2.  PRO FORMA ADJUSTMENTS

a.  Cash and cash equivalents as of March 31, 1996 was adjusted as follows:

To record cash paid for MFPD                                                      $  2,000
To record cash paid for INPUT                                                        2,000
Other cash expenses                                                                    508
                                                                                  --------
                                                                                  $  4,508
                                                                                  --------
                                                                                  --------

b. To record adjustment of software development costs and related deferred tax liability to appraised value:


                                                                                   Software              Adjustment
                                                                                 Development                 to
                                                                                    Change             Deferred Taxes
                                                                                  --------                 --------
Related to MFPD                                                                   $   (263)                $    113
Related to INPUT                                                                       110                        -
                                                                                  --------                 --------
                                                                                  $   (153)                $    113
                                                                                  --------                 --------
                                                                                  --------                 --------

c.  Other intangibles, net as of March 31, 1996 was adjusted as follows:

To record other intangibles associated with MFPD                                  $  1,674
To record other intangibles associated with INPUT                                      750
                                                                                  --------
                                                                                  $  2,424
                                                                                  --------
                                                                                  --------

d.  To increase long-term deferred tax asset at March 31, 1996 for the following:

Tax benefit of acquired in-process research and development write-off             $  1,972
                                                                                  --------
                                                                                  --------

e.  To reclass long-term deferred tax liability to long-term deferred tax asset.

Long-term deferred tax liability at March 31, 1996                                $ (1,171)
                                                                                  --------
                                                                                  --------

f.  Notes payable - current as of March 31, 1996 was adjusted as follows:

To record note payable related to purchase of MFPD                                $  3,500
                                                                                  --------
                                                                                  --------

g.  Other long-term liabilities as of March 31, 1996 was adjusted as follows:

To record present value of guaranteed future minimum payments related to
purchase of INPUT                                                                 $  1,533
                                                                                  --------
                                                                                  --------




h.  Retained earnings as of March 31, 1996 was adjusted as follows:

To record acquired in-process research and
    development write-off                                                         $ (5,582)
To record tax benefit of acquired in-process research and
    development write-off                                                            1,972
                                                                                  --------
                                                                                  $ (3,610)
                                                                                  --------
                                                                                  --------

i.  Cost of revenue was adjusted as follows:

                                                                                  12/31/95                  3/31/96
                                                                                  --------                 --------
To record purchased software amortization                                         $    273                 $     68
                                                                                  --------                 --------
                                                                                  --------                 --------


j.  General and administrative expense  was adjusted as follows:


                                                                                  12/31/95                  3/31/96
                                                                                  --------                 --------
To record other intangible amortization                                           $    346                 $     87
                                                                                  --------                 --------
                                                                                  --------                 --------

k.  Reversal of impairment of capitalized software costs

                                                                                  12/31/95                  3/31/96
                                                                                  --------                 --------
                                                                                  $    800                 $      -
                                                                                  --------                 --------
                                                                                  --------                 --------

l.  To record imputed interest expense on guaranteed minimum payment to INPUT

                                                                                  12/31/95                  3/31/96
                                                                                  --------                 --------
                                                                                  $    107                 $     27
                                                                                  --------                 --------
                                                                                  --------                 --------

m.  To record lost interest income on cash paid for acquisitions
                                                                                  12/31/95                  3/31/96
                                                                                  --------                 --------
                                                                                  $    270                 $     68
                                                                                  --------                 --------
                                                                                  --------                 --------

n.  Income tax expense (benefit) was adjusted as follows:


                                                                                  12/31/95                  3/31/96
                                                                                  --------                 --------
To record proforma taxes related to INPUT S Corporation status                    $     12                 $    109
To record decrease in taxes due to additional interest expense                         (43)                     (11)
To record decrease in taxes due to lost interest income                               (108)                     (27)
To record additional tax expense related to reversal of
    impairment of capitalized software costs                                           320                       -
To record tax benefit of deductible purchased software amortization                   (105)                     (26)
To record tax benefit of deductible other intangible amortization                      (91)                     (23)
                                                                                  --------                 --------
                                                                                  $    (15)                 $    22
                                                                                  --------                 --------
                                                                                  --------                 --------